UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2014

      Monmouth Real Estate Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-33177 (State or Number) other jurisdiction Number)	22-1897375 (I.R.S. Employer Identification No.)

Juniper Business Plaza, Suite 3-C 3499 Route 9 North Freehold, New Jersey 07728 (Address of principal executive offices) (Zip Code)

                                (732) 577-9996

(Registrant’s telephone number, including area code)

                                          Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2014, Monmouth Real Estate Investment Corporation (“MREIC” or the “Company”) announced that on April 25, 2014 it has exercised its $20 million accordion feature on its unsecured revolving credit facility (the “Facility”) bringing the total availability under the Facility up to $60 million. In addition, the $60 million Facility has been amended to add an additional $20 million accordion feature up to $80 million, subject to the obtaining of additional commitments.

This amendment amends the Facility entered into on June 25, 2013, where MREIC entered into an agreement to renew and expanded its then $20 million unsecured revolving credit facility, which was set to mature on June 30, 2013. The Facility is syndicated with two banks led by Capital One, National Association (Capital One) as joint lead arranger, administrative agent and sole bookrunner, and includes Bank of Montreal (BMO) as joint lead arranger and documentation agent. On June 25, 2013, the Facility was increased to $40 million with an accordion feature up to $60 million, which was exercised on April 25, 2014 in connection with the amendment and an accordion feature up to $80 million, subject to obtaining additional commitments, was added. The Facility matures June 2016, has a one-year extension option, and borrowings under the facility bear interest at LIBOR plus 175 basis points to 250 basis points depending on the company’s leverage ratio. Based on the Company’s leverage ratio as of March 31, 2014, borrowings under the Facility bear interest at LIBOR plus 185 basis points, which was 2.00% as of March 31, 2014.

In addition, the Company incurs a commitment fee on the average daily unadvanced portion of the total amount committed under the Facility at a rate of 0.25% per annum, if average daily borrowings under the Facility are equal to or greater than 50% of the commitment then in effect, or 0.35% per annum, if average daily borrowings under the Facility are less than 50% of the commitment then in effect, which fee will be payable quarterly based on outstanding borrowings during the applicable quarter.

The Facility contains representations and financial and other affirmative and negative covenants usual and customary for this type of agreement.  During the term of the Facility, the Company must satisfy certain financial covenants as described in the Revolving Credit Agreement, including:  (1) Total Indebtedness may not be more than 60% of Total Asset Value; (2) Debt Service Coverage Ratio must be at least 1.25X of Net Operating Income (“NOI”) to Actual Debt Service; (3) Corporate Debt Yield must be at least 11% of NOI to Total Debt; and (4) Tangible Net Worth must be at least $255 million plus 75% of the aggregate net proceeds in connection with any future equity offerings.

The Facility includes usual and customary events of default and remedies for facilities of this nature (with customary notice, grace and cure periods, as applicable) and provides that if an event of default is continuing, payment of the principal amount of all borrowings and all other outstanding amounts payable under the Credit Agreement may be accelerated and/or the lenders' commitments may be terminated.  In addition, upon the occurrence of certain insolvency or bankruptcy-related events of default, all borrowings and all other outstanding amounts under the Credit Agreement will automatically become immediately due and payable and the lenders' commitments will automatically terminate.

The description of the amended Facility is qualified by reference to the complete First Amendment to Credit Agreement that is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing the above transaction is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure

On April 28, 2014, the Company issued a press release announcing that it expanded and amended its Unsecured Revolving Credit Agreement.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report:

(10.1) First Amendment to Credit Agreement, dated April 25, 2014

(99.1) Press Release dated April 28, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Dated: April 28, 2014	By: /s/ Kevin S. Miller
Kevin S. Miller
Chief Financial Officer and Chief Accounting Officer

Exhibit Index

Exhibit No. Description

(10.1)	First Amendment to Credit Agreement, dated April 25, 2014

(99.1) Press Release dated April 28, 2014